Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
James Lucania
856-384-2480

CHECKPOINT SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2014 RESULTS

Fourth Quarter Adjusted EBITDA Increased 10.9%
Full Year 2014 Adjusted EBITDA Increased 17.7% to $79 million
Full Year 2014 Adjusted EPS up 83.1% to $0.76 per share
Board of Directors Declares Special Cash Dividend of $0.50 per Share
Company Issues 2015 Guidance

THOROFARE, N.J., March 5, 2015 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the fourth quarter and fiscal year ended December 28, 2014.

Fourth Quarter GAAP Results

Net revenues from continuing operations in the fourth quarter of 2014 decreased 5.8%, to $183.1 million from $194.4 million in the fourth quarter of 2013. Foreign currency translation effects resulted in $7.4 million or 3.8% of the decrease in net revenues. During the quarter, gross profit margins were 43.3% compared with 38.8% in the fourth quarter of 2013.

Selling, general, and administrative (SG&A) expenses in the fourth quarter of 2014 increased $1.7 million, or 3.1%, to $56.4 million from $54.7 million in the fourth quarter of 2013.

Operating income in the fourth quarter of 2014 was $12.8 million, $7.3 million, or 132.1%, higher than $5.5 million in the same period last year.

Net income from continuing operations in the fourth quarter of 2014 was $0.12 per diluted share, versus a loss of $0.12 per diluted share in the same period last year.

Fourth Quarter Adjusted Non-GAAP Operating Income, EBITDA and Earnings per Share

Adjusted Non-GAAP operating income from continuing operations was $19.3 million in the fourth quarter of 2014, $2.4 million greater than $16.9 million in the same period last year. Adjusted EBITDA was $27.1 million in the fourth quarter of 2014, $2.7 million higher than $24.4 million in the fourth quarter of 2013. Adjusted Non-GAAP net earnings from continuing operations in the fourth quarter of 2014 was $0.26 per diluted share compared to $0.30 per diluted share in the same period last year. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures).

Checkpoint Systems' President and Chief Executive Officer, George Babich, said, "I am pleased to announce another strong quarter of profitability despite significant industry and foreign currency translation headwinds. We delivered revenue and EBITDA at the high end of our expectations while net earnings exceeded our expectations. Our process improvement initiatives continue to deliver outstanding year over year results. Gross profit margins increased more than 450 basis points in the fourth quarter, and by more than 400 basis points for the full year. Gross profit margins were again higher across nearly all product lines, driven by continued manufacturing cost reductions, the benefits of our restructuring and profit improvement initiatives and manufacturing and supply chain efficiencies. Gross margins were favorably impacted by the mix of revenues toward EAS consumables, reflecting the continuing mix of our business to a more recurring revenue stream.”

Jeff Richard, Executive Vice President and Chief Financial Officer, said, "Checkpoint has delivered $47.6 million of free cash flow in 2014 vs. $12.1 million in 2013. This result reflects a year of hard work and outstanding execution on many of our Lean Six Sigma and other projects around the globe. Our balance sheet remains at its strongest level in several years, with cash exceeding total debt by $70 million.”

Selected Discussion and Analysis of Fourth Quarter 2014 Results

•	Net revenues decreased 5.8% to $183.1 million compared with $194.4 million for the fourth quarter of 2013. Foreign currency effects resulted in a 3.8% decrease to net revenues.
◦
Merchandise Availability Solutions (MAS) revenues decreased 4.7% to $126.4 million versus the fourth quarter of 2013, principally driven by foreign currency effects of 4.2%. Reductions in EAS Systems and RFID installation revenue, reflecting the sunset of multiple chain-wide projects which occurred in the fourth quarter 2013, were nearly offset by a significant increase in EAS Consumables and Alpha® sales, reflecting the recurring revenue component of those projects.

◦
Apparel Labeling Solutions (ALS) revenues decreased 9.3% to $43.1 million, reflecting a decrease in the legacy labeling business and partially offset by continued growth in sales of RFID labels. Foreign currency effects resulted in a 2.0% decrease to ALS net revenues.

◦
Retail Merchandising Solutions (RMS) revenues decreased 4.5% to $13.6 million, reflecting the impact of the weakening Euro. RMS revenue increased 1.8% on a constant currency basis, primarily attributable to stronger sales volumes in the hand-held labeling business.

•	Gross profit margin was 43.3% compared with 38.8% for the fourth quarter of 2013.
◦
MAS gross profit margin was 47.2% compared with 42.1% in the fourth quarter of 2013. The increase was principally due to manufacturing cost savings, margin enhancement initiatives, and a favorable mix of sales toward higher margin products, partially offset by under-absorbed professional services.

◦	ALS gross profit margin was 33.8% compared with 30.3% in the fourth quarter of 2013. The increase was principally due to Project LEAN initiatives and improved manufacturing efficiencies.
◦	RMS gross profit margin was 37.1% compared with 36.3% in the fourth quarter of 2013. The increase was primarily due to margin improvement initiatives and better overhead absorption.

•
SG&A expenses were $56.4 million compared with $54.7 million in the fourth quarter of 2013. The increase is due to higher employee-related expenses in 2014 primarily driven by higher incentive-based compensation accruals. Cost reductions totaling approximately $1.7 million from the expanded Global Restructuring Plan, including Project LEAN, as well as a continuous focus on streamlining SG&A helped minimize the increase in SG&A.

•	Operating income was $12.8 million compared with $5.5 million in the fourth quarter of 2013.

•	Non-GAAP operating income was $19.3 million, compared with $16.9 million in the fourth quarter of 2013. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures).

•
Restructuring expense was $4.0 million relating to the implementation of the Profit Enhancement Plan, partially offset by the wind-down of the Global Restructuring Plan, including Project LEAN. Total restructuring expense incurred from all plans since the inception of the Global Restructuring Plan totals $83.5 million ($15.7 million non-cash).

•	Adjusted EBITDA was $27.1 million, compared with $24.4 million in the fourth quarter of 2013. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures).

•	Cash flow provided by operating activities was $23.6 million compared with $25.3 million in the fourth quarter of 2013. Capital expenditures were $5.1 million in the fourth quarter of 2014.

Special Dividend

Earlier today, the Board of Directors declared a special cash dividend of $0.50 per share. The dividend will be paid on April 10, 2015 to all stockholders of record on March 20, 2015.

“The authorization of this special dividend by our Board reflects our commitment to building stockholder value through the execution of our strategic plan and disciplined approach to capital allocation,” said Mr. Babich. “With our solid free cash flow and our strongest balance sheet in years, we are pleased to return approximately $21 million to stockholders while investing in our businesses and ensuring adequate liquidity to act quickly on any acquisition opportunities.”

2015 Outlook

Based on an assessment of market conditions, current customers' orders and commitments, and assuming continuation of current foreign exchange rates, Checkpoint is initiating guidance for 2015. This guidance does not include the impact of acquisitions, divestitures, restructuring and one-time or unusual charges resulting from debt refinancing, litigation fees or settlements and gains or losses generated by non-routine operating matters which we may record during the year.

Projected income taxes for the year can be impacted by changes in the mix of pre-tax income and losses in the countries in which we operate. The valuation allowance on U.S. deferred tax assets results in a GAAP tax rate on U.S. pre-tax income or losses of essentially 0%. When the mix of income or losses shifts from the U.S. to a country where the income tax rate is in the normal range, our effective tax rate will increase. Additionally, we continue to monitor our profitability in the U.S. to determine whether there is sufficient evidence that may result in a full or partial release of the U.S. valuation allowance. Should this occur, the 0% GAAP tax rate in the U.S. will revert to its normal range of nearly 40%, including state income taxes. The combination of these factors can have a significant impact on the amount of reported income tax expense, and therefore our earnings per share, when compared with the projections that are the basis of our outlook.

Mr. Babich added, “Our business is significantly impacted by large-scale capital projects, the timing of which can be difficult to forecast. The roll-on and roll-off of these projects can generate large swings in revenue and profitability.  While we continue to execute a number of EAS and RFID pilots and tests, retailers remain cautious about their in-store capital expenditures.  While it is certainly possible that some of these tests will transition into chain-wide rollouts, our guidance assumes that none will occur during fiscal 2015. Our guidance also assumes an incremental $7-10 million total investment in R&D and SG&A to fund our growth initiatives, with primary benefits beginning in 2016."

Mr. Richard added, "Like many other multinational companies, we will face tremendous currency headwinds in 2015 due to the strengthening US dollar. Over two-thirds of our revenues are denominated in foreign currencies with particular exposure to the Euro, the Japanese Yen, the British Pound and the Australian Dollar. We expect fiscal 2015 total capital expenditures in the range of $20 to $25 million.  We expect our continuous working capital improvement projects will help offset the free cash flow impact of our increased capital spending."

•	Net revenues are expected to be in the range of $575 million to $625 million.

•	Adjusted EBITDA is expected to be in the range of $55 million to $68 million.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. is expected to be in the range of $0.40 to $0.50, assuming an effective tax rate of approximately 35%.

Checkpoint Systems will host a conference call today, March 5, 2015, at 5:00 p.m Eastern Time, to discuss its fourth quarter 2014 results. The call will be simultaneously broadcast live over the Internet. Listeners may access a webcast of the call at http://ir.checkpointsystems.com.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in merchandise availability solutions for the retail industry, encompassing loss prevention and merchandise visibility. Checkpoint provides end-to-end solutions enabling retailers to achieve accurate real-time inventory, accelerate the replenishment cycle, prevent out-of-stocks and reduce theft, thus improving merchandise availability and the shopper’s experience. Checkpoint's solutions are built upon 45 years of radio frequency technology expertise, innovative high-theft and loss-prevention solutions, market-leading RFID hardware, software, and comprehensive labeling capabilities, to brand, secure and track merchandise from source to shelf. Checkpoint's customers benefit from increased sales and profits by implementing merchandise availability solutions, to ensure the right merchandise is available at the right place and time when consumers are ready to buy.
For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,”“anticipate,”“intend,”“plan,”“believe,”“seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: the impact upon operations of accounting policies review and improvement; the impact upon operations of legal and compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities, or circumvention of internal controls; our ability to successfully implement our strategic plan; our ability to manage growth effectively including our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions; changes in economic or international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; our ability to comply with covenants and other requirements of our debt agreements; changes in regulations or standards applicable to our products; our ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; risks generally associated with information systems upgrades and our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	December 28, 2014	December 29, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$135,537	$121,573
Accounts receivable, net of allowance of $8,526 and $12,404	131,720	167,864
Inventories	91,860	83,521
Other current assets	25,928	29,119
Deferred income taxes	5,557	9,108
Total Current Assets	390,602	411,185
REVENUE EQUIPMENT ON OPERATING LEASE, net	1,057	1,267
PROPERTY, PLANT, AND EQUIPMENT, net	76,332	75,067
GOODWILL	173,569	185,864
OTHER INTANGIBLES, net	64,940	78,166
DEFERRED INCOME TAXES	25,284	38,131
OTHER ASSETS	6,882	9,813
TOTAL ASSETS	$738,666	$799,493
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term borrowings and current portion of long-term debt	$236	$435
Accounts payable	48,928	67,203
Accrued compensation and related taxes	27,511	24,341
Other accrued expenses	44,204	41,580
Income taxes	1,278	2,439
Unearned revenues	7,663	9,011
Restructuring reserve	6,255	8,175
Accrued pensions — current	4,472	5,013
Other current liabilities	17,504	19,536
Total Current Liabilities	158,051	177,733
LONG-TERM DEBT, LESS CURRENT MATURITIES	65,161	91,187
FINANCING LIABILITY	33,094	35,068
ACCRUED PENSIONS	108,920	99,677
OTHER LONG-TERM LIABILITIES	30,140	36,436
DEFERRED INCOME TAXES	15,369	13,067
COMMITMENTS AND CONTINGENCIES	—	—
CHECKPOINT SYSTEMS, INC. STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 500,000 shares authorized, none issued	—	—
Common stock, $.10 par value, 100,000,000 shares authorized, 45,840,171 and 45,484,524 shares issued, 41,804,259 and 41,448,612 shares outstanding	4,584	4,548
Additional capital	441,882	434,336
Accumulated deficit	(12,331)	(23,284)
Common stock in treasury, at cost, 4,035,912 and 4,035,912 shares	(71,520)	(71,520)
Accumulated other comprehensive income, net of tax	(34,684)	2,245
TOTAL STOCKHOLDERS’ EQUITY	327,931	346,325
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$738,666	$799,493

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter Ended		Twelve Months Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Net revenues	$183,114	$194,387	$662,040	$689,738
Cost of revenues	103,788	118,985	376,956	420,647
Gross profit	79,326	75,402	285,084	269,091
Selling, general, and administrative expenses	56,371	54,675	221,566	218,807
Research and development	3,640	3,835	15,303	17,524
Restructuring expense	3,962	6,284	6,654	10,866
Asset impairment	864	4,820	864	4,820
Litigation settlement	1,600	—	1,600	(6,584)
Acquisition costs	73	266	364	960
Other operating income	—	—	—	(578)
Operating income	12,816	5,522	38,733	23,276
Interest income	305	417	1,180	1,515
Interest expense	1,120	10,085	4,637	18,955
Other gain (loss), net	(584)	(423)	(1,102)	(3,936)
Earnings (loss) from continuing operations before income taxes	11,417	(4,569)	34,174	1,900
Income taxes expense	6,114	406	23,221	3,671
Net earnings (loss) from continuing operations	5,303	(4,975)	10,953	(1,771)
Loss from discontinued operations, net of tax benefit of $0, $136, $0, and $68	—	(171)	—	(17,156)
Net earnings (loss)	5,303	(5,146)	10,953	(18,927)
Less: gain attributable to non-controlling interests	—	—	—	1
Net earnings (loss) attributable to Checkpoint Systems, Inc.	$5,303	$(5,146)	$10,953	$(18,928)

Basic earnings (loss) attributable to Checkpoint Systems, Inc. per share:
Earnings (loss) from continuing operations	$0.13	$(0.12)	$0.26	$(0.05)
Loss from discontinued operations, net of tax	—	—	—	(0.41)
Basic earnings (loss) attributable to Checkpoint Systems, Inc. per share	$0.13	$(0.12)	$0.26	$(0.46)
Diluted earnings (loss) attributable to Checkpoint Systems, Inc. per share:
Earnings (loss) from continuing operations	$0.12	$(0.12)	$0.26	$(0.05)
Loss from discontinued operations, net of tax	—	—	—	(0.41)
Diluted earnings (loss) attributable to Checkpoint Systems, Inc. per share	$0.12	$(0.12)	$0.26	$(0.46)

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement presentation of our financial results that are prepared in accordance with GAAP. We use the Non-GAAP measures presented to evaluate and manage our operations internally. We are also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow us.

We use Adjusted EBITDA in assessing our performance in addition to net earnings determined in accordance with GAAP. We believe this non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of our business and helps our investors better compare our operating performance with the operating performance of our competitors. We define Adjusted EBITDA as operating income (loss) from continuing operations plus non-GAAP adjustments, plus other gain (loss), net excluding foreign exchange gain (loss), plus depreciation and amortization expense, plus stock compensation expense. We reference this non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, operating results or of cash flows from operating activities, as determined in accordance with GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly titled measurements reported by other companies.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percentages)
(unaudited)

	Quarter Ended		Twelve Months Ended
Reconciliation of GAAP to Non-GAAP operating income from continuing operations :	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Net Revenues	$183,114	$194,387	$662,040	$689,738

GAAP operating income	12,816	5,522	38,733	23,276

Non-GAAP Adjustments:

Management transition expense	—	—	—	1,173
Restructuring expense	3,962	6,284	6,654	10,866
Asset impairment	864	4,820	864	4,820
Litigation settlement	1,600	—	1,600	(6,584)
Acquisition costs	73	266	364	960
Other operating income (a)	—	—	—	(248)
Adjusted Non-GAAP operating income	$19,315	$16,892	$48,215	$34,263
Other gain (loss), net (b)	(110)	21	(127)	152
Depreciation and amortization expense	6,438	6,279	25,150	26,373
Stock compensation expense	1,432	1,224	5,781	6,353
Adjusted EBITDA from continuing operations	$27,075	$24,416	$79,019	$67,141

GAAP operating margin	7.0%	2.8%	5.9%	3.4%
Adjusted Non-GAAP operating margin	10.5%	8.7%	7.3%	5.0%

(a) Represents the gain on sale of our interest in the non-strategic Sri Lanka subsidiary.

(b) Represents other gain (loss), net per the Consolidated Statement of Operations less foreign exchange gain (loss).

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter Ended		Twelve Months Ended
Reconciliation of GAAP to Non-GAAP net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc.:	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc., as reported	$5,303	$(4,975)	$10,953	$(1,772)

Non-GAAP Adjustments:

Management transition expense, net of tax	—	—	—	1,173
Restructuring expense, net of tax	3,286	5,073	5,922	8,820
Asset impairment, net of tax	550	4,636	550	4,636
Litigation settlement, net of tax	1,600	—	1,600	(6,584)
Acquisition costs, net of tax	73	266	364	960
Other operating income, net of tax (a)	—	—	—	(248)
Make-whole premium on debt and fee write-off, net of tax	—	7,989	—	9,157
Interest on financing liability, net of tax	487	382	1,667	1,457
Valuation allowance adjustment	(334)	(424)	11,294	(126)
Adjusted net earnings from continuing operations attributable to Checkpoint Systems, Inc.	$10,965	$12,947	$32,350	$17,473

Reported diluted shares	42,543	41,786	42,374	41,521
Adjusted diluted shares	42,543	42,282	42,374	41,903

Reported net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$0.12	$(0.12)	$0.26	$(0.05)
Adjusted net earnings from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$0.26	$0.30	$0.76	$0.42

(a) Represents the gain on sale of our interest in the non-strategic Sri Lanka subsidiary.